CPS Technologies Corporation
Grant Bennett, President
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614 ext 218 Fax: (508) 222-0220
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES THIRD QUARTER 2010 RESULTS

Norton, Massachusetts, November 9, 2010. CPS Technologies Corporation (OTCBB: CPSH), a provider of advanced material solutions, today announced revenue of $6.0 million and net income of $421 thousand or $0.03 per basic and diluted share for the fiscal quarter ended September 25, 2010. This compares with revenue of $2.9 million and a net loss of ($137) thousand or ($0.01) per basic and diluted share for the fiscal quarter ended September 26, 2009.

Grant Bennett, President, said, "We are very pleased that the revenue growth of 109% compared to the same period a year ago is broad-based; revenues increased for all product families except components for cellular telephone basestations. The growth came from market share gains and increases in underlying demand for existing products, as well as new product introductions. Unit shipments in total more than doubled in Q3 2010 compared to the same period a year ago. Revenue under our Cooperative Agreement with the Army for development of armor, which accounted for approximately 7% of revenue in Q3 2010, was flat year to year; technical progress under this Agreement continues to be very positive.

Our greatest growth was in baseplates for motor controllers used in electric trains and subway cars, hybrid automobiles, electricity-generating wind turbines and many other "green" and "alternative energy" applications. We are the market leader for baseplates for these applications in the USA and Europe, and we are working aggressively to strengthen our market position in Asia. Our proprietary process technology gives us a competitive advantage in this area and we are strengthening that advantage by continued investment in our process technology and manufacturing capabilities. There are several products in the pipeline for these markets which will begin serial production throughout next year, including several products for hybrid automotives.

Demand for heatspreaders for internet routers and switches was also up compared to the same period a year ago. Our experience is that demand in this segment has been and will remain volatile from quarter to quarter for the foreseeable future. However, in spite of the volatility, AlSiC continues to transition from being a specialty material to a mainstream thermal management solution for use with high reliability integrated circuits, and we expect underlying market penetration by AlSiC to continue.

Our products are used in high-power, high-reliability applications, providing both higher performance and improved efficiency in the use or generation of energy. These applications are in the mainstream of the growing movement towards green and alternative energy lifestyles. Management believes underlying demand for these applications is growing, and that CPS is well positioned to capture that growth.

This release does contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a continued or deepening general economic or business downturn in 2010 or a downturn in the electronics industry.

CPS TECHNOLOGIES CORPORATION
(OTC Bulletin Board: CPSH)

	Quarters Ended
	September 25,	September 26,
	2010	2009

Revenues	$6,007,723	$2,864,219

Net Income	$420,784	$(136,532)

Basic earnings per basic share	$0.03	$(0.01)

Weighted average basic shares	12,648,640	12,624,959

Diluted earnings per diluted share	$0.03	$(0.01)

Weighted average diluted shares	13,248,192	12,624,959

	Nine-month Periods Ended
	September 25,	September 26
	2010	2009

Revenues	$16,603,592	$9,519,295

Net Income	$1,035,230	$24,632

Basic earnings per basic share	$0.08	$0.00

Weighted average basic shares	12,632,853	12,624,959

Diluted earnings per diluted share	$0.08	$0.00

Weighted average diluted shares	13,031,948	12,889,175